 EXPENSE CONTRACT

between

FIDELITY SUMMER STREET TRUST

FIDELITY DISRUPTIVE COMMUNICATIONS FUND: LOYALTY CLASS 1, LOYALTY CLASS 2, AND CLASS F

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

This Basis Point Expense Contract, dated as of March 11, 2020, (the “Agreement”), is made and entered into by and between Fidelity Summer Street Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of Fidelity Disruptive Communications Fund (the “Fund”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract (the “Management Agreement”), pursuant to which the Manager has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized basis point management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of each of Loyalty Class 1, Loyalty Class 2, and Class F of the Fund at a fixed annualized expense rate.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to Loyalty Class 1, Loyalty Class 2, and Class F (each a “Class”), to pay or provide for the payment of any fee or expense allocated at the class level and attributable to that class and to waive a portion of the management fee payable by such class, such that ordinary operating expenses incurred by Loyalty Class 1, Loyalty Class 2, or Class F in any fiscal year (excluding (i) taxes; (ii) the fees and expenses of all Trustees of the Trust who are not “interested persons” of the Trust or of the Adviser; (iii) interest expenses with respect to borrowings made by the Fund; (iv) Rule 12b-1 fees, if any; (v) expenses of printing and mailing proxy materials to shareholders of the Fund; (vi) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; and (vii) such non-recurring and/or extraordinary expenses as may arise, including actions, suits or proceedings to which the Fund is or is threatened to be a party and the legal obligation that the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto as well as non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable) will not exceed the annual rate set forth in Schedule A of the average daily net assets of the class (computed in the manner set forth in the Trust’s Declaration of Trust) throughout the month.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by Loyalty Class 1, Loyalty Class 2, and Class F except by a vote of a majority of the Board of Trustees of the Trust; provided, that all other amendments may be approved by mutual consent of the parties without a vote

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY SUMMER STREET TRUST,
on behalf of Fidelity Disruptive Communications Fund

By	/s/Stacie M. Smith
Stacie M. Smith President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By	/s/Christopher J. Rimmer
Christopher J. Rimmer Treasurer